GLOBAL REALTY MANAGEMENT GROUP, INC.
                    BONUS STOCK ISSUANCE AND OPTION AGREEMENT

     THIS AGREEMENT (this "Agreement") is entered into as of April 1, 2002 (the "Date of Grant"), by and between GLOBAL REALTY MANAGEMENT GROUP, INC., a Florida corporation (the "Company" or "Optionor"), and MICHAEL D. FARKAS ("Farkas" or the "Optionee").

                                    RECITALS

     A. The Optionor and Optionee have agreed that the Optionee will have the right to purchase a total of 100,000 shares of common stock of Global Realty Management Group, Inc. ("Global Realty") from the Optionor as set forth below. In addition, the Company has agreed to issue 25,000 shares of common stock to Farkas as a bonus.

     B. The grant of the Option evidenced by this Agreement has been bargained for by Optionee and the Optionor.

                                    AGREEMENT

     NOW, THEREFORE, the parties hereto, for good and sufficient consideration the receipt of which is hereby acknowledged, and intending to be legally bound, do hereby agree as follows:

1. Grant of Option and Stock Issuance. Optionor hereby grants Optionee an option (the "Option") to purchase a total of 100,000 shares of Global Realty common stock ("Option Shares") for a total purchase price of $100,000 subject to the terms and conditions set forth herein. In addition, the Company has agreed to and will issue an additional 25,000 shares of Global Realty Common Stock to Farkas as a bonus ("Bonus Shares").

         1.1 Method of Exercise. The Option shall be exercisable by Optionee by giving written notice to the Company of the election to purchase the Option Shares, such notice to be accompanied by such other executed instruments or documents as may be required by the Company pursuant to this Agreement, and unless otherwise directed by the Company, Optionee shall at the time of such exercise tender the purchase price for the Option Shares.

         1.2 Payment of Purchase Price. At the time of Optionee's notice of exercise of the Option, Optionee shall tender in cash or by certified or bank cashier's check payable to the Company, the purchase price for the Option Shares.

2.       Vesting of Option; Registration of Shares.
----     -----------------------------------------

     2.1 Vesting. Optionee shall have the Option to purchase all of the Option Shares immediately upon the filing of an S-8 Registration Statement filed by the Company with the SEC as set forth in Section 2.2. The Option must be exercised by April 1, 2007.

     2.2 Registration Statement. The Company shall cause the issuance of the Bonus Shares and the Option Shares to be registered under the Securities Act of 1933 as amended by filing a Form S-8 Registration Statement covering the Bonus Shares and the Option Shares. Optionee shall take any action reasonably requested by the Company in connection with registration or qualification of the Bonus Shares and the Option Shares under federal or state securities laws.


     3. Non-Transferability of Option; Death. The Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. In the event of death of Optionee during the term of this Option, the Option may be exercised at any time prior to the date of expiration of the term of this Option, by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee and upon any successor by operation of law to Optionors.


4.       General Provisions.
---      ------------------

     4.1 Amendments; Waivers. This Agreement may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     4.2 Entire Agreement. This Agreement, together with its exhibit, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     4.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and performed in such State.

     4.4 Attorneys' Fees. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs (at the prevailing party's attorneys then current rates) incurred in such action or proceeding. A party that voluntarily dismisses an action or proceeding shall be considered a losing party for purposes of this provision. Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

     4.5 Receipt of Agreement. Each of the parties hereto acknowledges that he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

     4.6 Notices. Any written notice required or permitted to be given shall be deemed delivered either when personally delivered or when mailed, registered or certified, postage prepaid with return receipt requested, if to Optionee, addressed to Optionee at the last residence address of Optionee as provided by him to the Optionee from time to time, and if to the Optionor, addressed to Optionee at the last residence address of Optionee as provided by him to the Optionor from time to time.

     4.7 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ATTEST:                                   GLOBAL REALTY
                                          MANAGEMENT GROUP, INC.


/S/ Soonderdai Mahase                     By: /s/ Joseph Spitzer
----------------                         -----------------------
                                               Joseph Spitzer
WITNESS:
/S/ Jamee Kalimi                           /s/ Michael D. Farkas
---------------------                    ----------------------------
                                               Michael D. Farkas